CO-PACKING AGREEMENT

     This AGREEMENT ("Agreement") is made and entered into this the 10th Day of June, 1999 by and between RONEY OATMAN, INC., an Illinois Corporation, ("Seller") and Jeremy's Microbatch Ice Cream, LLC., a Delaware Corporation, ("Buyer").

                                   WITNESSETH

     Whereas, the Seller is desirous to fulfill the duties and obligations of a co-packer with the Buyer on a mutually beneficial basis for both parties, and

     Whereas, the Buyer is desirous to have the Seller as a co-packer of its products on a basis which is mutually beneficial for both parties;

     NOW THEREFORE, in consideration of the mutual agreements, covenants, terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                              SELLER'S OBLIGATIONS

1.1 Sales of Goods. For the term of this Agreement, Seller agrees to manufacture and sell to Buyer those goods listed in Exhibit A, a copy of which is attached hereto and made a part hereof (the "Product List"). Seller further agrees that all goods contained in the Product List will be produced in accordance with the Buyer's formulas and specifications.

1.2 Raw Materials. Seller shall be solely responsible for securing the purchasing all raw materials, ingredients, packaging and supplies (collectively "Product Materials") used in the manufacture of the goods sold to Buyer. Except as further provided, the buyer shall not be required to purchase, provide, or be financially liable for any Product Materials used in the manufacture of the Goods.

1.3 Inventory. Seller shall be responsible for maintaining an acceptable level of finished goods inventory to ________ prompt delivery to Buyer's order without unreasonable interruption. However, the levels of finished goods inventory shall not exceed Ninety (90) days supply without the written consent of the Buyer.

1.4 Records. At Buyer's request, Seller shall provide accurate and current levels of finished goods and packaging inventories for Buyer's use.

1.5 Proprietary Information. Seller shall keep and hold all formulas, recipes, and any other proprietary information of the Buyer confidential and shall not distribute or disseminate same without the express written consent of the Buyer. Upon termination of this Agreement, all proprietary information shall be returned to Seller, along with any copies thereof.


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1.6  Seller's Marks. Seller shall not use any of the Buyer's trade names or marks on any products other than those listed on the Product List, nor shall the Seller sell any product containing the Buyer's marks or brands to anyone other than the buyer without the written consent of the Buyer.

                                   ARTICLE II
                               BUYER'S OBLIGATIONS

2.1 Purchase of Goods. For the term of this Agreement, Buyer agrees to purchase all goods listed on the Product List which is produced by Seller. However, nothing in this Agreement shall grant or give the Seller the exclusive right to produce or sell to the buyer those items on the Product List.

2.2 Pricing. Upon execution of this Agreement, the price for the goods shall be the Per Gallon Price, F.O.B. Aurora, Illinois as listed on the Product List. In addition, Buyer further agrees to pay Seller, at Seller's cost, all freight charges incurred by Seller for delivery of the goods to any location or destination as directed by Buyer. Buyer agrees to pay all invoices net Thirty (30) days.

     Buyer and Seller mutually agree that the pricing, as listed on the Product List, will be adjusted on a monthly basis for changes in Seller's cost of commodities and other raw materials in accordance to the formulas contained on Schedule A. These commodities include but are not limited to Milk, Butter, and packaging costs. Seller may also adjust, on an as needed basis, the price of any item on the Product List, for any changes made by Buyer to the formulas of the goods.

2.3 Amortization Charge. In addition to the pricing contained on the Product List, Buyer agrees to pay Seller, 1.5(cent) per pint to cover the cost of special equipment needed to produce the Goods, including special plates, a verigator, and heat sealer. This additional charge will continue until Two Million (2,000,000) pints have been purchased by the Buyer.

2.4 Product List Changes. Buyer shall have the right to discontinue or add items to the Product List. Should the buyer choose to discontinue an item, Buyer agrees to the following:

     a) Buyer agrees to give Seller sixty (60) days advance notice of the discontinuance.

     b) Buyer agrees to purchase all finished goods of the discontinued item in Seller's inventory at the then current price.

     c) Paragraph 1.2 notwithstanding, Buyer agrees to purchase all packaging inventory, as well as all other raw materials specifically used in the production of that item at Seller's cost.
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     d)   Should Buyer wish to add an item to the Product List, the buyer shall provide Seller with the formula and packaging specifications, including film, to Seller. Seller shall then provide Buyer with an initial price for the added items, after which time the price of the added items may be adjusted only in accordance with Paragraph 2.2 of this Agreement.

2.5 Packaging Changes. Should the Buyer change the nature or substance of the packaging of the goods, then Paragraph 1.2 notwithstanding, Buyer agrees to purchase all unused discontinued packaging at Seller's cost.

2.6 Inventory Guaranty. Prior to production of goods, Buyer shall deliver to Seller a fully executed guaranty in the amount of Two Hundred Eighty Thousand Dollars ($280,000) by Bluestem Capital Partners II Limited Partnership. Said guaranty shall be in a manner and form acceptable to Seller and shall remain valid and enforceable for period not less than Sixty (60) days after the termination of this Agreement.

2.7 Damages and Credits. All products purchased by the Buyer from the Seller, shall transfer title at the time the product is shipped from the Seller's location. The Buyer has 48 hours from the time of delivery to inform the Seller of any product received damages, and to provide proof of same. Upon receipt of proof of damage, Seller will issue to the buyer a credit, at the Buyer's purchase price, for the damaged goods. The Buyer will not destroy or otherwise dispose of any suspected damaged product without the express authorization of the Seller. The seller will not issue any credit or offset for any product damaged, lost, altered, mutilated or destroyed after the product has left the control of Seller.

                                   ARTICLE III
                                PRODUCT ASSURANCE

3.1 Seller's Product Assurance. The Seller warrants that the product sold to the Buyer is free of defects, and workmanship, that the Seller has clear title to the goods sold, and title to the product names under which the product is sold.

     Seller agrees to indemnify and hold harmless Buyer (and its agents, servants, employees, officers, and directors) from and against any and all claims, suits, and judgments whatsoever, caused by any defect in the product of the Seller, and against and from the expense of defending such claims and suits, including the court costs, attorneys' fees and all other expenses.

3.2 Buyer's Product Assurance. The Buyer warrants and agrees to keep all product purchased from the Seller, without regard to whether the products are included in the Product List, in good and salable condition, free of damage, mutilation, alteration, or relabeling,. Should any product under the control of the Buyer, purchased from the Seller become damaged, mutilated, altered, or relabeled, in form or substance, the Buyer agrees to withhold selling or transferring that product to any other party without the express written authorization of the Seller. Should such product, damaged, mutilated, altered, or relabeled, in form or substance, while under the control of the Buyer, need to be destroyed or otherwise disposed of, such destruction and or disposition shall be the sole expense of the Buyer.

     Buyer agrees to indemnify and hold harmless Seller (and its agents, servants, employees, officers, and directors) from and against any and all claims, suits, and judgments whatsoever, caused by any damage, mutilation, alteration, relabeling, in form or substance, of the product while in the control of the Buyer (or its agents, servants, employees, or customers) and against and from the expense of defending such claims and suits, including the court costs, attorneys' fees and all other expenses.

                                   ARTICLE IV
                         AGREEMENT TERM AND TERMINATION

4.1 Term. This Agreement shall be in effect for a period of two years from the date first written above, or until Two Million pints have been purchased by the Buyer, whichever is longer. In addition, this Agreement will automatically renew for one year periods until such time as either party notifies the other to the contrary.

4.2 Seller's Cancellation. Should the Seller decide not to renew this Agreement, it must notify the Buyer as such at least Sixty (60) days prior to the end of this Agreement. In addition, the Seller may cancel this Agreement, without cause, at any time, by giving the Buyer at least One Hundred Twenty (120) day's notice.

4.3 Buyer's Cancellation. Should the Buyer decide not to renew this Agreement, it must notify the Seller as such at least Sixty (60) days prior to the end of this Agreement. In addition, the Buyer may cancel this Agreement, with or without cause, at any time, by giving the Seller at least One Hundred Twenty (120) day's notice.

4.4 Seller's Obligations Upon Cancellation. Upon cancellation or termination of this Agreement by either party, the Seller agrees to the following:

     Seller shall return all formulas, recipes, and other confidential information to Buyer, or Buyer's agent.

     Seller shall release any finished goods, unused packaging, or other raw materials used specifically for the production of Buyer's products to Buyer or any person or entity Buyer designates.

4.5 Buyer's Obligations Upon Cancellation. Upon cancellation or termination of this Agreement by either party, the Buyer agrees to the following:

     a) Buyer agrees to purchase all finished goods then in the possession of the Seller at the then current price as defined in Paragraph 2.2 of this Agreement.

     b) Paragraph 1.2 notwithstanding, buyer agrees to purchase all unused packaging and other raw materials used specifically for the production of Buyer's products at Seller's cost.

     c) Buyer agrees to pay a charge for unrecovered equipment amortization. This charge is calculated by taking the result of Two Million less the number of pints purchased times 1.5(cent) (2,000,000 - Pints Purchased) X 1.5(cent) = Unrecovered Equipment Charges). Should Buyer have purchased Two million pints or more under this agreement, then this charge is zero.

     d) Buyer agrees to pay for all outstanding invoices, within thirty days of the termination date of this Agreement. Buyer further agrees not to cancel, withdraw, or otherwise terminate the guarantee as provided in paragraph 2.6 until all outstanding invoices and charges have been paid.


                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

5.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their heirs, executors, administrators, permitted assigns or successors in interest.

5.2 Assignments. Neither the Buyer nor the Seller may assign their rights, interests, or obligations under this Agreement without the prior written authorization of the other party.

5.3 Amendments. This Agreement may be amended in whole or in part at any time by written instrument setting forth such changes and signed by each of the parties hereto.

5.4 Entire Agreement. This Agreement and the exhibits hereto set forth the entire understanding between the parties relating to the transactions contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, and no change or modification hereto shall be valid unless made in writing and signed by the parties hereto.

5.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

5.7 Headings. The headings contained herein are for reference only and are not part of this Agreement.

5.8 Notices. All notices, requests, or demands and other communications from any of the parties hereto to the other shall be sufficient if in writing and if sent by registered or certified mail postage prepaid, to the other party at the address of the other party as contained herein, or at any other address as any party may later designate by written notice.

     To the Seller:        Roney Oatman, Inc.
                           Prairie Street
                           Aurora, Illinois  60506
     To the Buyer:         Jeremy's Microbatch Ice Cream, LLC
                           3741 Walnut Street
                           Suite 423
                           Philadelphia, Pennsylvania 19104

5.9 Severability. If any portion or portions of this Agreement shall be, for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intentions of the parties hereto.

5.10 Arbitration. Both parties mutually agree that should any dispute or controversy arise out of or related to this Agreement, that upon failure of the parties to resolve the dispute among themselves, that the dispute or controversy will be resolved by binding arbitration, under the Commercial Arbitration Rule of the American Arbitration Association before one neutral arbitrator who shall be a member of the AAA's Large Complex Case panel. In addition, both parties agree to the following rules:

     a) Either party may request arbitration at any time after a dispute or controversy has been unresolved for a period of sixty (60) days.

     b) Both parties agree that all documents relevant to the dispute or controversy will be submitted to the arbitrator at least Ten (10) days prior to the arbitration hearing. Concurrent with the submission of documents to the arbitrator, each party will provide the other party a copy of all documents submitted. Included in the documents will be a listing of all witnesses, expert and otherwise, as well as a summary of their relevant proposed testimony.

     c) No outside witnesses may be called to testify in the arbitration hearing unless so included in the provided documentation. Each party will be given the opportunity to cross examine the other parties' witnesses at the arbitration hearing.

     d) Unless requested by the arbitrator, or otherwise agreed to at the time of arbitration by both parties, it is mutually agreed that there shall be only one arbitration hearing.

     e) Once the decision of the arbitrator has been reached, both parties agree to comply with the terms of the arbitration within Thirty (30) days of the decision's issuance.


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     f)   The cost of the arbitrator shall be split equally between the Buyer and the Seller.

     IN WITNESS WHEREOF, the Seller and the Buyer, each through their own authorized officer, have executed this Agreement on the day and year first written above.



Seller:                                     Buyer:
RONEY OATMAN, INC.                          JEREMY'S MICROBATCH ICE CREAM, LLC.
By:                                         By:
JOHN R. HOLMES                              THOMAS SHELTON



------------------------------              ----------------------------------
Chairman                                    Vice President

                                    EXHIBIT A

                     PRODUCT LIST AND PRICE CHANGE FORMULAS
                     --------------------------------------

Initial Product List & Per Gallon Price
---------------------------------------


                                    Price Per
          Product Flavor            Gallon Price
          --------------            ------------

          Coffee Extra              $ 8.18
          Smores                      7.78
          Chocolate Down Under       11.75
          Fuzzy Navel                 8.01
          Chocolate Overload          8.63
          Cinnamon Bun                9.06



Price Change Formulas
---------------------

Butter Price Adjustment - The per gallon price will be adjusted by taking the difference in the current month's per pound butter price less the prior month's per pound butter price times the multiple of 1.2. The butter price used for this formula will be the Chicago Mercantile Exchange (CME) Grade AA butter price for the last Friday of each calendar month.

Milk Price Adjustment - The per gallon product price will be adjusted by taking the difference between the current month's per pound published milk price less the prior month's per pound published milk price times a multiple of 2. The published milk price to be used will be the USDA's Official Class II Order 30 price.

Packaging Price Adjustment - The produce price will be adjusted solely on the change in actual cost of the product packaging used.